Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our reports dated July 22, 2011 on the financial statements (as listed at Exhibit A) of the Columbia Funds Series Trust II included in the Annual Reports for the period ended May 31, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
July 27, 2011

Exhibit A
LIST OF FUNDS
Columbia Absolute Return Emerging Markets Macro Fund
Columbia Absolute Return Enhanced Multi-Strategy Fund
Columbia Absolute Return Multi-Strategy Fund
Columbia High Yield Bond Fund
Columbia Multi-Advisor Small Cap Value Fund
Columbia U.S. Government Mortgage Fund